News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com

TLCVision Announces Two New TLC Laser Eye Centers®

ST. LOUIS, MISSOURI — June 25, 2007 — TLC Vision Corporation (NASDAQ:TLCV; TSX: TLC), North America’s premier eye care services company, announced today the opening of two new TLC Laser Eye Centers® (TLC). The Company has opened a center located in Portland, Oregon, which is the first TLC center in that state. In addition, the Company has opened a second location in Chicago, Illinois, which will leverage marketing activities currently underway and expand its presence in that already successful market.

Both of these centers will operate under the new TLC model, which combines the strength of the Company’s optometric co-management and health plan relationships with aggressive pricing and direct to consumer advertising. This strategy leverages the strong TLC brand that has performed more procedures than any other company in the world. These two new centers brings the total number of TLC centers to 80.

Learn more about TLC Laser Eye Centers at www.tlcvision.com or by calling 1-888-225-5852.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on refractive surgery.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.